Exhibit 99.1

         P R E S S                                               SIS Bancorp
    R E L E A S E



                              FOR IMMEDIATE RELEASE

Date: December 18, 1997                   Contact:  Ting Chang, Vice President
                                                            Investor Relations
                                                                (413) 748-8271

            SIS BANCORP COMPLETES MERGER OF GLASTONBURY BANK & TRUST

Springfield, Massachusetts, December 18, 1997--SIS Bancorp, Inc. ("SIS") (NASDAQ: SISB) and Glastonbury Bank & Trust Company ("GBT") (NASDAQ: GLBT) announced today that, having received all necessary regulatory and stockholder approvals, the merger of GBT with SIS has been completed. The merger resulted in GBT becoming a wholly owned banking subsidiary of SIS.

"We are pleased to have been able to complete this transaction as planned by year end," said F. William Marshall, Jr., president and chief executive officer of SIS Bancorp. "I am grateful for the efforts of the Board of Directors, the shareholders, and the employees of SIS and GBT that have made this possible. As we embark upon a new beginning, we will continue to focus on those activities that have brought us success to date. We look forward to the new year and the opportunity to realize the potential of our combined companies," said Marshall.

As a result of the merger, SIS is now a financial institution of approximately $1.7 billion in total assets. SIS is the holding company for Springfield Institution for Savings, headquartered in Springfield, MA, and GBT, headquartered in Glastonbury, CT. These subsidiaries operate a total of 34 banking offices in central Connecticut and western Massachusetts.

The merger was completed by the exchange of approximately 1.4 million shares of SIS common stock for all outstanding GBT common stock. Based on a twenty-day average closing bid price of SIS common stock through December 10, 1997, of $34.63, GBT shareholders would be entitled to receive stock equal to approximately $25.63 for each share of GBT common stock and the transaction would be valued at approximately $46.9 million.

After the issuance of the additional shares of common stock for the merger, SIS Bancorp will have approximately 6.9 million shares outstanding. These shares will continue to be traded on the NASDAQ National Market System under the current symbol of SISB.

Any questions pertaining to this release may be forwarded to Ms. Ting Chang, vice president Investor Relations, at (413) 748-8271.